Exhibit 3(i)(a)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
MOTOROLA, INC.

*  *  *  *  *  *  *  *  *  *

MOTOROLA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company, at a meeting duly called and held on February 1, 1994, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that this Board of Directors hereby declares advisable, and proposes to the stockholders and recommends that they adopt, an amendment to the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $3 par value, of the Company from 700,000,000 shares to 1,400,000,000 shares; and declares that such proposed amendment be submitted to a vote by the stockholders at the 1994 Annual Meeting of Stockholders; and that such proposed amendment be included in the board of directors' proxy statement of the 1994 Annual Meeting of Stockholders and the associated notices, proxy and voting instruction form.

SECOND: That thereafter pursuant to the resolution of its Board of Directors the annual meeting of the stockholders of such corporation was duly called and held on May 3, 1994, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting a majority of the outstanding shares of Common Stock of the Company, the only class entitled to vote thereon, voted in favor of the amendment.

THIRD: That the first paragraph of Article 4 of the Restated Certificate of Incorporation is therefore amended to read as follows:

The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any within a class, is:

                                                         Par Value Per
                                                      Share or Statement
                  Series          Number of             that Shares Are
Class            (If Any)           Shares             Without Par Value

Preferred      To be issued        500,000                    $100
               in series

Common         None             1,400,000,000                   $3



FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Motorola, Inc. has caused this certificate to be signed by
A. Peter Lawson, its Corporate Vice President and attested by James K. Markey, its Assistant Secretary, this 5th day May 1994.


MOTOROLA, INC.


By:     /s/     A. Peter Lawson
   Corporate Vice President




ATTEST:



By:     /s/     James K. Markey
   Assistant Secretary